Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Lockheed Martin Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1-Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Other	Deferred Compensation Obligations (1)	Rule 457(h)	$200,000,000 (1)	$1.00	$200,000,000 (2)	0.0001102	$22,040
Other	Deferred Compensation Obligations (3)	Rule 457(h)	$200,000,000 (3)	$1.00	$200,000,000 (2)	0.0001102	$22,040

Total Offering Amounts					$400,000,000		$44,080
Total Fee Offsets					-	-	-
Net Fees Due							$44,080

(1)	The Deferred Compensation Obligations are unsecured obligations of Lockheed Martin Corporation to pay deferred compensation in accordance with the terms of the Lockheed Martin Corporation Deferred Management Incentive Compensation Plan.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h).
(3)	The Deferred Compensation Obligations are unsecured obligations of Lockheed Martin Corporation to pay deferred compensation in accordance with the terms of the Lockheed Martin Corporation Supplemental Savings Plan.